Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm


We have issued our report dated March 28, 2003 accompanying the consolidated financial statements of Cabeltel International Corporation (formerly Greenbriar Corporation) and subsidiaries for the year ended December 31, 2002 included in the Annual Report of Cabeltel International Corporation on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Greenbriar Corporation on Form S-8 (File No. 33-50868 and 33-33985).




GRANT THORNTON LLP

Dallas, Texas
November 21, 2005